Exhibit 10.11

COLLATERAL MANAGEMENT AGREEMENT

COLLATERAL MANAGEMENT AGREEMENT, dated as of March 28, 2006 (this “Agreement”), between CBRE Realty Finance CDO 2006-1, Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Issuer”) and CBRE Realty Finance Management, LLC, a Delaware limited liability company (“CBRERM”).

WHEREAS, the Issuer desires to engage CBRERM (the “Collateral Manager”, until a successor Person becomes the collateral manager hereunder, and thereafter “Collateral Manager” shall mean such successor Person) to provide the services described herein and CBRERM desires to provide such services; and

WHEREAS, capitalized terms used herein that are not otherwise defined herein shall have the respective meanings ascribed thereto in the Indenture, dated as of March 28, 2006 (the “Indenture”), among the Issuer, CBRE Realty Finance CDO 2006-1, LLC, as co-issuer (the “Co-Issuer”), and LaSalle Bank National Association, as trustee (in such capacity, the “Trustee,” until a successor Person becomes the trustee under the Indenture, and thereafter “Trustee” shall mean such successor Person), collateral administrator and securities intermediary.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, the parties hereto hereby agree as follows:

Section 1. Acceptance of Appointment and other Matters Relating to CBRERM.

(a) The Issuer hereby appoints CBRERM to act as the Collateral Manager under this Agreement and to manage the Collateral Interests in accordance with the limitations described herein, the CDO Servicing Agreement and in the Indenture and CBRERM accepts such appointment. In furtherance of the foregoing, the Issuer appoints the Collateral Manager as its representative to take actions permitted or required in accordance with this Agreement, the CDO Servicing Agreement and the Indenture. The Issuer hereby agrees to comply with all directions of the Collateral Manager made in accordance with the terms of this Agreement and the Indenture.

(b) The Collateral Manager shall have full power and authority, acting alone or through any party properly designated by it, to do any and all things in connection with its servicing and management duties which it may deem necessary or desirable and are permitted or not expressly prohibited by this Agreement, the CDO Servicing Agreement or the Indenture.

(c) In providing the services hereunder, the Collateral Manager may, without the prior consent of the Issuer, the Trustee or any Noteholder, employ third parties, including its Affiliates, to render advice (including advice with respect to the exercise of remedies under the Collateral Interests) and assistance to the Issuer, subject in each case to the terms hereof and of the Indenture; provided, however, that the Collateral Manager shall not be relieved of any of its duties or liabilities hereunder regardless of the performance of any services by third parties.

(d) The Collateral Manager shall comply with and perform its administration and management obligations with respect to the Collateral Interests in accordance with applicable requirements of law.

Section 2. Management Services. The Collateral Manager will provide the Issuer with the following services (in accordance with and subject to the applicable requirements of the Indenture and CDO Servicing Agreement):

(a) identifying Collateral Interests to be sold and Additional Collateral Interests to be purchased by the Issuer during the Ramp-Up Period and the Reinvestment Period in accordance with the provisions of this Agreement and the Indenture (including, without limitation, the Ramp-Up Criteria and the Reinvestment Criteria, as applicable), and the timing thereof with a view to maximizing the recovery on such Collateral Interests and taking into consideration the payment obligations of the Issuer under the Indenture; provided, however, that the Collateral Manager does not hereby guarantee the timely performance of such payment obligations;

(b) determining whether Collateral Interests have become Impaired Interests, Credit Risk Interests or Buy/Sell Interests;

(c) making determinations and taking action, or advising the Trustee with respect to the actions to be taken, with respect to the Issuer’s exercise of or waiver of any rights, including but not limited to voting rights, or remedies in connection with the Collateral Interests or any Commercial Mortgage Loans;

(d) (i) with respect to Collateral Interests that are CMBS Securities or Real Estate CDO Securities, for each such Collateral Interest as to which the Issuer has the right to select (or to vote on the selection of) on behalf of the Issuer, an Operating Advisor or a Controlling Class Representative or similar entity, to exercise such right on behalf of the Issuer in accordance with the terms of the documents providing such rights and (ii) with respect to Collateral Interests that are Mortgage Loan Interests, Subordinate Mortgage Loan Interests, Mezzanine Loan Interests or Credit Tenant Lease Loans, to consult with and advise the CDO Servicer with respect to the CDO Servicer’s exercise of such rights pursuant to the CDO Servicing Agreement;

(e) (i) with respect to Collateral Interests that are CMBS Securities or Real Estate CDO Securities, determining whether to approve or consent to any amendment, modification, sale or liquidation, or forgiveness of any payment on, the Collateral Interests or any underlying Commercial Mortgage Loans or whether to give any other approval or consent permitted or required under the applicable Underlying Instrument, to the extent such approval is required or permitted and delivering such approval or consent, as applicable and (ii) with respect to Collateral Interests that are Mortgage Loan Interests, Subordinate Mortgage Loan Interests, Mezzanine Loan Interests or Credit Tenant Lease Loan Interests, consulting with, and advising the CDO Servicer with respect to the CDO Servicer’s exercise of such approval or consent rights pursuant to the CDO Servicing Agreement;

(f) with respect to all Collateral Interests, for each such Collateral Interest as to which the Issuer has the right to select (or to vote on the selection of) on behalf of the Issuer, the special servicer, to exercise such right on behalf of the Issuer in accordance with the terms of the documents providing such rights (and, for the avoidance of doubt, without a Servicer Override); provided, however, that if any such special servicer is appointed other than in the context of a rated securitization, the Rating Agency Condition shall be satisfied with respect to such special servicer; provided, further, that the Collateral Manager may serve as such special servicer as long as it either meets the requirements specified in the CDO Servicing Agreement relating to such special servicer qualifications or receives Rating Agency Confirmation.

(g) consulting with any rating agencies rating any Class of Notes (the “Rating Agencies”) at such times as may be reasonably requested by the Rating Agencies and providing the Rating Agencies with any information in its possession reasonably requested in connection with the Rating Agencies’ monitoring of the Collateral Interests;

(h) subject to a Servicer Override advancing (from funds received from the Preferred Shareholders for such purpose), on behalf of the Issuer, any Cure Advance to cure an Event of Default pursuant to Section 12.6 of the Indenture;

(i) subject to a Servicer Override determining whether a Nonrecoverable Cure Advance has been made, or if a proposed Cure Advance if made would constitute a Nonrecoverable Cure Advance, pursuant to Section 12.6 of the Indenture;

(j) on or prior to any day which is a Redemption Date for the Notes, directing the Trustee to dispose of the Collateral Interests and any other Collateral pursuant to the Indenture and otherwise comply with all redemption procedures and certification requirements in the Indenture in order to allow the Trustee to effect such Redemption;

(k) monitoring the Collateral Interests on an ongoing basis to the extent necessary to fulfill its duties under this Agreement and, upon request, providing to the Issuer or the Trustee information with respect to the Collateral Interests in its possession as may be required to enable the Issuer and the Trustee to prepare the reports required under Section 10.4 of the Indenture;

(l) selecting Eligible Investments for purchase by the Trustee in accordance with the Indenture and participating in the committees (official or otherwise) or other groups formed by creditors of an issuer of an Underlying CMBS Series; and

(m) complying with the other duties and responsibilities of the Collateral Manager expressly assigned to the Collateral Manager under the Indenture.

In addition, during the Reinvestment Period the Collateral Manager shall, subject to the conditions and under the limited circumstances set forth in the Indenture, be permitted to, and is hereby authorized to, direct the Trustee to sell certain Collateral Interests in Discretionary Sales.

For the avoidance of doubt, notwithstanding anything to the contrary herein or in the Indenture, Collateral Manager shall not have any obligation whatsoever for the making of any advances, including Cure Advances and Interest Advances. Any such obligation to make Cure Advances shall be the exclusive responsibility of the Preferred Shareholders and any such obligation to make Interest Advances shall be the exclusive responsibility of CBRE Realty Finance, Inc., and any successor thereto as Advancing Agent under the Indenture.

The Collateral Manager shall, in rendering its services in accordance with this Agreement, use a degree of skill and attention no less than that which the Collateral Manager exercises with respect to comparable assets that it manages for itself and for others in accordance with applicable law, the specific laws of the Underlying Instruments relating to the Collateral Interests, its existing practices and procedures relating to assets of the nature and character of the Collateral Interests, except as expressly provided otherwise in this Agreement or the Indenture. The Collateral Manager shall follow its customary standards, policies and procedures and practices and procedures followed by prudent institutional managers of national standing managing assets of the nature and character of the Collateral Interests in performing its duties hereunder. The Collateral Manager shall comply with and perform all the duties and functions that have been specifically delegated to it under this Agreement. The Collateral Manager shall cause any sale of any Collateral Interest to be conducted in accordance with the procedures set forth in the Indenture.

The Collateral Manager shall have the right to obtain any information relating to the Collateral Interests directly from the applicable lender, borrower or issuer and is hereby authorized to take all reasonable actions necessary to accomplish the foregoing.

The Collateral Manager agrees and consents to the provisions contained in Section 15.1(f) of the Indenture.

Any purchase or sale of any Collateral Interest or Eligible Investment shall be conducted in accordance with the provisions of the Indenture and shall be on arm’s-length terms.

The Collateral Manager shall render its services hereunder without regard to:

(a) the potential conflicts set forth in Section 9 hereof including any relationship that the Collateral Manager or any Affiliate of the Collateral Manager may have with any borrower of any mortgage loans underlying the Collateral Interests, any other parties to this Agreement or the Indenture or any of their respective Affiliates, including any lending relationship with or equity interest in such borrower;

(b) the Collateral Manager’s obligation to incur expenses with respect to its obligations hereunder or under the Indenture;

(c) the Collateral Manager’s right to receive compensation for its services hereunder or with respect to any particular transaction;

(d) the ownership or servicing or management for others, by the Collateral Manager, or any of its Affiliates of any other assets of similar nature to the Collateral Interests;

(e) any repurchase or indemnity obligation on the part of a Seller;

(f) the Person that originated any Collateral Interests or Commercial Mortgage Loans underlying such Collateral Interests;

(g) the repayment of any Cure Advances made by it or any affiliate thereof; or

(h) ownership by it or any affiliate thereof of any loans made to an obligor of a Collateral Interest or its affiliate or any preferred equity in such obligor.

The Collateral Manager shall comply with all the terms and conditions of the Indenture affecting the duties and functions that have been delegated to it thereunder and hereunder. However, the Collateral Manager shall not be bound to follow any amendment to the Indenture until it has received written notice thereof and until it has received a copy of the amendment from the Issuer or the Trustee; provided, however, that with respect to any amendment to the Indenture which affects the rights, obligations or compensation of the Collateral Manager, the Collateral Manager shall not be bound thereby unless the Collateral Manager shall have expressly consented thereto in writing.

Section 3. Brokerage. The Collateral Manager shall seek to obtain the best commercially reasonable execution for all orders placed with respect to the Collateral Interests, considering all circumstances and the procedures set forth in the Indenture. The Issuer acknowledges that such determination by the Collateral Manager is subjective and represents the Collateral Manager’s evaluation at the time that the Issuer will be benefited by relatively better prices, lower expenses and beneficial timing of transactions or a combination of these and other factors. The Collateral Manager may aggregate orders of securities placed with respect to the Collateral Interests with similar orders being made simultaneously for its own account and other accounts managed by the Collateral Manager or with accounts of the Collateral Manager and of the Affiliates of the Collateral Manager, if in the Collateral Manager’s sole judgment in accordance with the standard herein such aggregation shall result in an overall economic benefit to the Issuer taking into consideration the selling price, brokerage commission and other expenses.

All sales of Collateral Interests by the Collateral Manager on behalf of the Issuer shall be in accordance with its reasonable and customary business practices and in compliance with applicable laws.

Section 4. Representations and Warranties of the Issuer. The Issuer represents and warrants to the Collateral Manager that:

(a) the Issuer is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, has the full power and authority to own its assets and to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires, or the performance of its obligations under this Agreement would require, such qualification, except for failures to be so qualified, authorized or licensed which would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Issuer;

(b) the Issuer has full power and authority to execute, deliver and perform this Agreement and all obligations imposed upon it hereunder;

(c) this Agreement has been duly authorized, executed and delivered by it and, when executed and delivered by CBRERM, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(d) no consent, approval, authorization or order of or declaration or filing with any government, governmental instrumentality or court or other Person is required for the performance by the Issuer of its duties hereunder, except such as have been duly made or obtained;

(e) neither the execution and delivery of this Agreement nor the fulfillment of the terms hereof conflicts with or results in a material breach or violation of any of the material terms or provisions of or constitutes a material default under (i) the Issuer’s Memorandum and Articles of Association and organizational documents, (ii) the terms of any material indenture, contract, lease, mortgage, deed of trust, note agreement or other evidence of indebtedness or other material agreement, obligation, condition, covenant or instrument to which the Issuer is a party or is bound, (iii) any statute applicable to the Issuer, or (iv) any law, decree, order, rule or regulation applicable to the Issuer of any court or regulatory, administrative or governmental agency, body or authority or arbitrator having or asserting jurisdiction over the Issuer or its properties, which would have a material adverse effect upon the performance by the Issuer of its duties under this Agreement; and

(f) the Issuer is not in violation of any U.S. federal or state securities law or regulation promulgated thereunder and there is no charge, investigation, action, suit or proceeding before or by any court or regulatory agency pending or, to the best knowledge of the Issuer, threatened that would have a material adverse effect upon the performance by the Issuer of its duties under this Agreement.

Section 5. Representations and Warranties of the Collateral Manager. The Collateral Manager represents and warrants to the Issuer that:

(a) the Collateral Manager is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware, has the full corporate power and authority to own its assets and transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires, or the performance of its obligations under this Agreement would require, such qualification, except for failures to be so qualified, authorized or licensed which would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Collateral Manager;

(b) the Collateral Manager has full corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder;

(c) this Agreement has been duly authorized, executed and delivered by the Collateral Manager and constitutes a valid and binding agreement of the Collateral Manager, enforceable against it in accordance with its terms, except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, receivorship, conservatorship or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(d) no consent, approval, authorization or order of or declaration or filing with any government, governmental instrumentality or court or other Person is required for the performance by it of its duties hereunder, except such as have been duly made or obtained;

(e) neither the execution and delivery of this Agreement, nor the fulfillment of the terms hereof by the Collateral Manager, conflicts with or results in a material breach or violation of any of the material terms or provisions of, or constitutes a material default under, (i) its limited liability company agreement and other organizational documents, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement or other evidence of indebtedness or other material agreement, obligation, condition, covenant or instrument to which the Collateral Manager is a party, (iii) any statute applicable to the Collateral Manager or (iv) any law, decree, order, rule or regulation applicable to the Collateral Manager of any court or regulatory, administrative or governmental agency, body or authority or arbitrator having or asserting jurisdiction over the Collateral Manager or its properties, which breach, violation or default would have a material adverse effect upon the performance by the Collateral Manager of its duties under this Agreement;

(f) it is not in violation of any U.S. federal or state securities law or regulation promulgated thereunder and there is no charge, investigation, action, suit or proceeding before or by any court or regulatory agency pending or, to the best knowledge of the Collateral Manager, threatened, that in either case would have a material adverse effect upon the performance by the Collateral Manager of its duties under this Agreement; and

(g) the statements set forth in the Offering Circular, dated March 21, 2006 relating to the Notes (the “Offering Circular”), under the caption “The Collateral Manager,” do not contain any untrue statement of a material fact with respect to the Collateral Manager and its Affiliates or omit to state a material fact with respect to the Collateral Manager and its Affiliates required to be stated therein or necessary to make the statements contained therein with respect to the Collateral Manager and its Affiliates, in light of the circumstances under which they were made, not misleading.

(h) the Collateral Manager is not required to be registered as an investment advisor under the Advisor’s Act.

Section 6. Expenses. The Collateral Manager shall pay all expenses and costs incurred by it in connection with its services under this Agreement; provided however, that the

Collateral Manager shall not be liable for and the Issuer shall be responsible for the payment of (i) expenses and costs including fees and disbursements of in-house or outside counsel, and accountants retained by the Issuer or by the Collateral Manager, on behalf of the Issuer, in connection with the negotiation and preparation of and the initial execution of the Collateral Management Agreement, all matters incidental thereto and the services provided by the Collateral Manager pursuant to Section 2 hereof; (ii) any extraordinary expenses incurred by the Collateral Manager in the performance of its obligations; (iii) travel expenses (airfare, other transportation, meals, and lodging) incurred by the Collateral Manager as is reasonably necessary in connection with monitoring or enforcing (whether or not in connection with a default or restructuring) any Collateral Interest that is, or that the Collateral Manager believes is reasonably likely to become, an Impaired Interest, a Credit Risk Interest or otherwise a problem credit (including site visits and meetings with management and other relevant personnel); (iv) the reasonable expenses of exercising observation rights (including through a representative) pursuant to the Collateral Management Agreement; (v) the fees and disbursements of employing outside counsel incurred by the Collateral Manger in connection with its engagement hereunder and (vi) brokerage commissions, transfer fees, registration costs, taxes and other similar costs and transaction-related expenses and fees arising out of transactions effected for the Issuer’s account, and the fees and expenses of the Administrator; provided that to the extent such amounts remain unpaid on any Payment Date, such amounts shall be paid from funds available therefor in the Collection Account established under the Indenture on the next succeeding Payment Dates until paid in full. Expenses and costs payable to the Collateral Manager under this Section 6 shall be paid only to the extent of available funds in the Collection Account and shall be subject to the conditions, times and priority of distribution set forth in the Indenture.

Section 7. Fees; Non-Petition. In consideration of the performance of its obligations hereunder and under the Indenture, the Collateral Manager shall be entitled to receive, at the times set forth in the Indenture and subject to the conditions and the priority of distribution provisions thereof, to the extent funds are available therefor, for so long as CBRE Realty Finance Management, LLC is the Collateral Manager, a senior management fee (which fee may be waived or deferred in whole or in part by the Collateral Manager) equal to 1/12 of 0.10% (10 basis points) of the Aggregate Principal Amount of the Collateral Interests, Eligible Investments purchased with Principal Proceeds and cash representing Principal Proceeds outstanding immediately following the prior Payment Date, or outstanding on the Closing Date, in the case of the first Payment Date computed on the basis of a 360 day year and the actual number of days elapsed in the related Interest Accrual Period (the “Senior Collateral Management Fee”) payable on each Payment Date or, to the extent there are not sufficient funds available therefor on such Payment Date, on a subsequent Payment Date.

The Collateral Manager will also be entitled to receive, subject to the conditions and the Priority of Payments set out in the Indenture, on each Payment Date a subordinate fee (which fee may be waived or deferred in whole or in part by the Collateral Manager) as specified in the Priority of Payments equal to 1/12 of 0.15% (15 basis points), of the Aggregate Principal Amount of the Collateral Interests, Eligible Investments purchased with Principal Proceeds and cash representing Principal Proceeds outstanding immediately following the prior Payment Date, or outstanding on the Closing Date, in the case of the first Payment Date computed on the basis of a 360 day year and the actual number of days elapsed in the related Interest Accrual Period (the “Subordinate Collateral Management Fee” and, together with the Senior Collateral

Management Fee, the “Collateral Management Fee”) payable on each Payment Date or, to the extent there are not sufficient funds available therefor on such Payment Date, on a subsequent Payment Date.

The Collateral Manager is authorized to waive or defer up to 100% of the Collateral Management Fee with respect to any Payment Date, and if it so elects to waive or defer, such waiver or deferral will continue unless and until the Collateral Manager provides written notice to the Issuer and the Trustee, at least 3 Business Days prior to the Determination Date relating to the Payment Date on which such fee is to be paid, that it no longer waives or defers all or the portion set forth in such notice, of the Collateral Management Fee. Any such waived fees shall be distributed by the Trustee to the Paying Agent in accordance with the terms of the Indenture. Until further notice from the Collateral Manager, the Collateral Manager hereby waives its right to receive the Collateral Management Fee hereunder.

The Collateral Manager agrees not to institute against, or join any other Person in instituting against the Issuer or the Co-Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium, liquidation or similar proceedings or other proceedings under Cayman Islands, U.S. federal or state bankruptcy or similar laws of any jurisdiction until at least one year and one day (or, if applicable, such longer preference period as may be in effect) after the payment in full of all Notes issued under the Indenture or the applicable preference period if longer; provided, that nothing in this Section 7 shall preclude, or be deemed to estop, the Collateral Manager (A) from taking any other action prior to the expiration of such period in (i) any case or proceeding voluntarily filed or commenced by the Issuer or the Co-Issuer, or (ii) any involuntary insolvency proceeding filed or commenced against the Issuer or the Co-Issuer, by a Person other than the Collateral Manager, or (B) from commencing against the Issuer or any properties of the Issuer any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium, liquidation or similar proceeding. The provisions of this Section 7 shall survive termination of this Agreement for any reason whatsoever.

Section 8. Non-Exclusivity. The services of the Collateral Manager to the Issuer are not to be deemed to be exclusive and nothing herein shall prevent the Collateral Manager or any of its Affiliates from engaging in any other businesses or providing investment management, advisory or other types of services to any Persons, including, without limitation, the Issuer, the Trustee and the Noteholders, including other investment companies and clients having investment objectives similar to the Issuer. It is understood and agreed that the members, officers, directors and Affiliates of the Collateral Manager may engage in any other business activity or render services for its own account or to any other person or serve as partners, employees, officers or directors of any other firm or corporation.

Section 9. Conflicts of Interest. The Collateral Manager shall not direct the Issuer to sell a Collateral Interest to the Collateral Manager or any of its Affiliates as principal (any such acquisition or sale of an obligation, a “Transaction”) except in accordance with the Indenture.

The Issuer acknowledges that various potential and actual conflicts of interest may arise from the overall investment activities of the Collateral Manager and its Affiliates, as described in the Offering Circular. Affiliates of the Collateral Manager are Sellers of the Initial

Collateral Interests and one or more Affiliates of the Collateral Manager may be the Seller of other Collateral Interests in the future. The Collateral Manager and its affiliates may have economic interests in or other relationships with respect to the borrowers or obligors under the Collateral Interests or the underlying commercial mortgage loans, the issuers, sellers, servicers or depositors of the related senior securitizations or others. In particular, such persons may make and/or hold an investment that may be pari passu, senior or junior in ranking to an investment in the Collateral Interests held by the Issuer or serve as servicer, master servicer, special servicer or collateral manager or otherwise have ongoing relationships. The Collateral Manager and its affiliates may lend to borrowers or their affiliates under the Commercial Mortgage Loans underlying a Collateral Interest, on a recourse, non-recourse, secured or unsecured basis or may have interests in or other business relationships with such borrowers or their affiliates. Each of such ownership and other relationships may create conflicts of interest. Affiliates of the Collateral Manager may serve as servicer, master servicer or special servicer with respect to other loans or issuances of CMBS Securities, the underlying mortgage loans of which are similar to, have affiliated or related borrowers or are secured by real estate located in the same market as the Collateral Interests or mortgage loans underlying an Underlying CMBS Series and may serve as collateral manager with respect to other issues of collateralized debt obligations. In such instances, the Collateral Manager and its affiliates may in their discretion make investment recommendations and decisions that may be the same as or different from those made with respect to the Issuer’s investments.

It is anticipated that the Depositor, an indirect wholly owned subsidiary of CBRE Realty Finance, Inc. for which the Collateral Manager is the external manager, will purchase all of the Junior Notes and the Preferred Shares issued on the Closing Date and the Ordinary Shares of the Issuer issued on or prior to the Closing Date. In certain circumstances, the interests of the Issuer, the Co-Issuer, and/or the Noteholders with respect to matters as to which the Collateral Manager is advising the Issuer may conflict with the interests of the Collateral Manager or CBRE Realty Finance, Inc. The Issuer hereby acknowledges and consents to various potential and actual conflicts of interest that may exist with respect to the Collateral Manager as described above; provided, however, that nothing in this Section 9 shall be construed as altering the duties or liabilities of the Collateral Manager as set forth herein.

The Issuer consents and agrees that, in any “principal trades” with respect to the Collateral Manager, the disclosure and consent requirements of Section 206(3) of the Investment Advisers Act of 1940, as amended (“Advisers Act”) will be satisfied with respect to the Issuer and all securityholders thereof if disclosure is given to, and consent obtained from, an advisory committee or similar body established by the Issuer to satisfy such requirements of the Advisers Act and to address any other conflict of interest issues. Any such consent of the advisory committee or similar body must be given by the vote or written consent of a majority of the members of the advisory committee including the vote or written consent of at least one independent member. For these purposes, a member shall be deemed to be “independent” if such member is not an officer, director or affiliate of (i) the Collateral Manager or (ii) the client of the Collateral Manager involved in the transaction.

Section 10. Delivery of Collateral Interests. The Collateral Manager shall cause any Collateral Interest purchased by it or on behalf of the Issuer and any Eligible Investment, an order for the acquisition of which is originated by the Collateral Manager for the account of the Trustee, to be settled to an Account or otherwise meet the requirements of the definition of “Deliver” as set forth in the Indenture, and the Collateral Manager shall promptly provide to the Trustee and the Securities Intermediary a true copy of any trade ticket, order or other similar document relating to the origination and settlement of such order for acquisition. No part of the Collateral shall be acquired by the Collateral Manager. Notwithstanding the foregoing, the Collateral Manager shall have no obligation to file or cause the filing of any financing statements in connection with the Delivery of any item of Collateral on the Closing Date, it being understood that the only financing statements to be filed after the Closing Date are those required to be filed by the Issuer pursuant to Section 7.5 of the Indenture.

Section 11. Records; Confidentiality. The Collateral Manager shall maintain appropriate books of account and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by a representative of the Issuer, the Co-Issuer and the Trustee.

The Collateral Manager shall, and shall cause its Affiliates to, keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to non-affiliated third parties except (i) with the prior written consent of the Issuer, (ii) such information as the Rating Agencies shall reasonably request in connection with the acquisition and disposition of Collateral Interests, (iii) as requested by a regulatory authority or otherwise required by law, regulation, court order or the rules or regulations of any self-regulating organization, body or official having jurisdiction over the Collateral Manager, (iv) such information as shall have been publicly disclosed other than in violation of this Agreement, (v) general information regarding the performance of the Collateral Interests for use in disclosure documents for future transactions involving the Collateral Manager, (vi) such information as is requested by advisors or other service providers hired by the Collateral Manager in connection with the performance of its duties under this Agreement or as otherwise required in the reasonable judgment of the Collateral Manager, or (vii) such information that was or is obtained by the Collateral Manager on a non-confidential basis; provided that the Collateral Manager does not know of any breach by such source of any confidentiality obligations with respect thereto. For purposes of this Section 11, the Noteholders, Holders of the Preferred Shares, prospective purchasers of Notes and/or Preferred Shares, prospective sellers and purchasers of Collateral Interests, all parties to the Indenture, the Preferred Shares Agreement and this Agreement, and any of their directors, officers, members, employees, professional advisors or agents shall in no event be considered “non-affiliated third parties.”

Section 12. Term. This Agreement shall become effective on the date hereof and shall continue unless terminated as hereinafter provided.

Section 13. Termination.

(a) This Agreement may be terminated, and the Collateral Manager may be removed, without payment to the Collateral Manager of any penalty, for cause upon 30 days’ prior written notice, by the Issuer or the holders of a majority in principal amount of the Controlling Class, which notice shall set forth with reasonable particularity the basis for such cause; provided, however, that (x) this Agreement shall terminate automatically, without the necessity of notice, upon occurrence of an event specified in clause (iii) of this Section 13(a) and (y) the requirements for such notice may be waived by the Collateral Manager. In determining whether the requisite percentage of Notes have given such notice of removal for cause, Notes owned by the Collateral Manager or any Affiliate thereof and any account managed by the Collateral Manager or any Affiliate shall be disregarded and deemed not outstanding. For this purpose, “cause” will mean (i) the Collateral Manager willfully breaches or violates in any material respect any provision of this Agreement or any terms of the Indenture applicable to it; (ii) the Collateral Manager breaches or violates in any material respect any provision of this Agreement or any terms of the Indenture applicable to it which breach is reasonably likely to have a material adverse effect on the Holders of any Class of Notes and is not cured within 30 days after the earlier of (x) the date on which any professional employee of the Collateral Manager directly involved in the performance by the Collateral Manager of its duties under the Collateral Management Agreement has actual knowledge of it and (y) the Collateral Manager’s receipt from the Issuer or the Trustee of notice of such failure; or if such breach or violation is not capable of cure within 30 days, the Collateral Manager fails to cure such breach or violation within the period in which a reasonably diligent person could cure such breach (not to exceed 120 days); or (iii) the Collateral Manager (A) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, or proceedings to such end are commenced or filed without such consent and continue undismissed for 60 days, (B) makes an assignment for the benefit of its creditors, (C) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property or proceedings, to such end are commenced or filed without such consent and continue undismissed for 60 days, or (D) is adjudicated as insolvent or to be liquidated. If any such event occurs, the Collateral Manager shall give prompt written notice thereof to the Issuer, the Co-Issuer and the Trustee promptly upon the Collateral Manager’s becoming aware of the occurrence of such event. In no event will the Trustee be required to determine whether “cause” exists for the removal of the Collateral Manager.

(b) The Collateral Manager may not assign its rights or responsibilities hereunder without the consent of the Issuer, which consent will be given only with the consent of the Holders of not less than 66 2/3%, in principal amount, of the Notes outstanding, acting collectively (not including any of the Notes held by the Collateral Manager and any affiliate thereof), and unless the successor Collateral Manager satisfies the requirements for a successor set forth below and the Rating Agency Condition is satisfied; provided that the Collateral Manager may assign its rights and responsibilities to an affiliate that meets the requirements for a successor set forth below with the consent of the Issuer but without the consent of the Noteholders. The Collateral Manager shall have the right to terminate this Agreement only upon 90 days’ prior written notice to the Issuer, the Trustee and the Rating Agencies.

(c) No termination or resignation shall be effective unless a successor has agreed in writing to assume all of the Collateral Manager’s duties and obligations under this Agreement. In the event the Collateral Manager is removed or resigns as described in this Agreement, any replacement Collateral Manager must be pre-approved by the holders of at least 66 2/3%, in principal amount of the Notes, acting collectively (including Notes held by the Collateral Manager and any affiliate thereof), and the appointment of such replacement

Collateral Manager must meet the Rating Agency Condition. If no successor Collateral Manager shall have been appointed or an instrument of acceptance by a successor Collateral Manager shall not have been delivered to the Collateral Manager within 60 days after the date of notice of resignation or removal of the Collateral Manager, the resigning or removed Collateral Manager may petition any court of competent jurisdiction for the appointment of a successor Collateral Manager without the approval of the holders of the Notes.

(d) Upon any resignation or removal of the Collateral Manager, the Issuer shall appoint an institution which (i) has demonstrated an ability to professionally and competently perform duties similar to those imposed upon the Collateral Manager, (ii) is legally qualified and has the capacity to act as Collateral Manager and (iii) the appointment of which meets the Rating Agency Condition. No compensation payable to a successor from payments on the Collateral Interests shall be greater than that payable to the Collateral Manager unless the prior written consent of a majority, in principal amount, of the holders of each Class of the Notes outstanding has been obtained and unless the Rating Agency Condition has been satisfied. Upon expiration of the applicable notice period with respect to termination specified in this Section 13, all authority and power of the Collateral Manager hereunder, whether with respect to the Collateral Interests or otherwise, shall automatically and without further action by any person or entity pass to and be vested in the successor Collateral Manager upon acceptance of the appointment thereof. Upon such acceptance by the successor Collateral Manager, the resigning or removed Collateral Manager shall cooperate fully in such succession, including by delivering or making available books and records necessary for the ongoing administration of the Collateral Interests as set forth herein.

(e) If the Collateral Manager is removed or resigns for any reason, the Collateral Manger will be entitled to receive any Collateral Management Fee accrued and payable with respect to any Payment Date occurring on or immediately prior to the date of such removal or resignation, as Collateral Management Fees in accordance with the Priority of Payments in the Indenture.

Section 14. Liability of Collateral Manager; Delegation.

(a) The Collateral Manager assumes no responsibility under this Agreement other than to render the services called for hereunder (including the duties expressly assigned to the Collateral Manager in the Indenture and CDO Servicing Agreement). The Indemnified Parties (defined below) shall have no liability to the holders of the Notes, the Trustee, the Issuer or the Issuer’s creditors, or the Co-Issuer or the Co-Issuer’s creditors for any error of judgment, mistake of law, or for any claim, loss, liability, damage, settlement, costs, or other expense (including reasonable attorneys’ fees and court costs) arising out of any investment, or for any other act or omission in the performance of its obligations to the Issuer except for liability to which they would be subject by reason of the Indemnified Parties’ willful misconduct, bad faith, gross negligence or reckless disregard of its duties and obligations hereunder. The Collateral Manager may delegate to an agent any or all of the duties assigned to the Collateral Manager hereunder and may employ third parties (including affiliates) to render advice (including investment advice and assistance to the Issuer); provided that no delegation by the Collateral Manager of any of its duties hereunder shall relieve the Collateral Manager of any of its duties hereunder nor relieve the Collateral Manager of any liability with respect to the performance of such duties. The Collateral Manager shall not be liable for any consequential, punitive, exemplary or treble damages or lost profits hereunder.

(b) The Issuer and Co-Issuer shall reimburse, indemnify and hold harmless the Collateral Manager, its directors, officers, members, managers, agents and employees and any affiliate of the Collateral Manager and its directors, officers, stockholders, partners, members, managers, agents, designees and employees (the Collateral Manager and such other persons, collectively the “Indemnified Parties”), for any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees and expenses) incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation with respect to any pending or threatened litigation (whether or not such Indemnified Party is a party) caused by, or arising from its position as Collateral Manager, this Agreement, and the transactions contemplated hereby or any acts or omissions of any Indemnified Parties made in good faith in the performance of its duties under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard. Such indemnification will be payable from the Collateral in accordance with the Priority of Payments. Subject to Section 14(c) hereof, the Collateral Manager, its directors, officers, members, managers, agents and employees may consult with counsel and accountants with respect to the affairs of the Issuer and shall be fully protected and justified, to the extent allowed by law, in acting, or failing to act, if such action or failure to act is taken or made in good faith and is in accordance with the advice or opinion of such counsel or accountants. Notwithstanding anything contained herein to the contrary, the obligations of the Issuer under this Section 14(b) shall be payable from the Collateral, but only after payment on each Payment Date of amounts due under each Class of Notes in accordance with the conditions and priority of distribution set forth in the Indenture and subject to the availability of funds of the Issuer.

(c) The Collateral Manager shall reimburse, indemnify and hold harmless the Issuer from and against any and all expenses, losses, damages, liabilities, demands, charges and claims (including reasonable attorneys’ fees) in respect of or arising out of (a) the information relating to the Collateral Manager set forth under “The Collateral Manager” in the Offering Circular, and (b) any acts or omissions of the Collateral Manager constituting gross negligence, bad faith, or willful misconduct, in the performance, or reckless disregard, of the duties of the Collateral Manager hereunder or under the Indenture or CDO Servicing Agreement.

Section 15. Obligations of Collateral Manager.

(a) Unless otherwise required by any provision of this Agreement or by applicable law, the Collateral Manager shall not intentionally take any action, which it knows or should know would (i) materially and adversely affect the status of the Issuer or the Co-Issuer for purposes of United States federal or state law or any other law known to the Collateral Manager to be applicable to the Issuer or the Co-Issuer, (ii) not be permitted under the Issuer’s Memorandum and Articles of Association or other organization documents, or the Co-Issuer’s Certificate of Formation, limited liability company agreement or other organization documents, (iii) require registration of the Issuer, the Co-Issuer or the trust fund established under the Indenture as an “investment company” under the Investment Company Act, (iv) cause the Issuer to fail to qualify as a qualified REIT subsidiary (as defined in section 856(i)(2) of the Code) unless the Issuer has received an Opinion of Counsel that the Issuer will not be treated as a foreign corporation that is not engaged in a trade or business in the United States or otherwise subject to U.S. federal income tax on a net basis or (v) cause the Issuer to violate any material terms of the Indenture, including without limitation any representations of the Issuer given pursuant to the Indenture in respect of the Collateral. The Collateral Manager covenants that it shall comply in all material respects with all laws and regulations applicable to it in connection with the performance of its duties under this Agreement and the Indenture. Notwithstanding anything in this Agreement, the Collateral Manager shall not take any discretionary action that would reasonably be expected to cause an Event of Default under the Indenture.

Section 16. No Partnership or Joint Venture. The Issuer and the Collateral Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them. The Collateral Manager’s relation to the Issuer shall be deemed to be that of an independent contractor and the Collateral Manager shall not have a fiduciary duty to the Issuer hereunder.

Section 17. Notices. Any notice under this Agreement shall be in writing and sent by facsimile, confirmed by telephonic communication, or addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice.

(a) Until further notice to the other party, it is agreed that the address of the Issuer for this purpose shall be: CBRE Realty Finance CDO 2006-1, Ltd., c/o Maples Finance Limited, P.O. Box 1093 GT, Queensgate House, South Church Street, George Town, Grand Cayman, Cayman Islands;

(b) the address of the Collateral Manager for this purpose shall be: CBRE Realty Finance Management, LLC, City Place One, 185 Asylum Street, 37th Floor, Hartford, Connecticut 06103, Attention: Ann Marie O’Rourke;

(c) the address of the Trustee for this purpose shall be: LaSalle Bank National Association, 135 South LaSalle Street, Suite 1511, Chicago, Illinois 60603, Attention: CDO Trust Services Group, CBRE Realty Finance CDO 2006-1, LLC;

(d) the address of S&P for this purpose shall be: Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., 55 Water Street, 41st Floor, New York, New York 10041, Attention: Asset-CMBS Surveillance Group;

(e) the address of Fitch for this purpose shall be Fitch, Inc., One State Street Plaza, New York, New York 10004, facsimile (212) 908-0500, Attention: Commercial Real Estate Loan CDOs, Performance Analysis (or by electronic mail at cdo.surveillance@fitchratings.com); and

(f) the address of Moody’s for this purpose shall be Moody’s Investors Service, Inc., 99 Church Street, New York, New York 10007, facsimile (212) 553-0355, Attention: CBRE Realty Finance CDO 2006-1 CDO Monitoring.

Section 18. Succession; Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors to the parties hereto. No delegation of obligation or duties of the Collateral Manager shall relieve the Collateral Manager from any liability hereunder or referenced herein. No assignment of this Agreement shall be made without the consent of the other party and, in the case of an assignment by the Collateral Manager, subject to satisfaction of the conditions with respect to the appointment of a successor Collateral Manager under Section 13(c) and (d); provided, that the Collateral Manager may delegate or assign its rights and/or obligations to an affiliate with the consent of the Issuer but without the consent of the Noteholders, subject to satisfaction of the conditions set forth in Section 13(d). The Collateral Manager acknowledges the assignment of the Issuer’s rights hereunder to the Trustee under the Indenture. The Trustee and the Co-Issuer shall be considered third-party beneficiaries of this Agreement and may enforce this Agreement directly against the Collateral Manager.

Section 19. [Reserved].

Section 20. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b) The captions in this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(c) In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.

(d) This Agreement may not be amended or modified (other than amendments required to correct any inconsistency, cure any ambiguity or correct any typographical error) or any provision thereof waived except (i) by an instrument in writing signed by each of the parties hereto, (ii) if such amendment would not materially and adversely affect the Notes, with the consent of the Holders of not less than 66 2/3% in principal amount of each affected Class of Notes, (iii) if such amendment, modification or waiver would materially and adversely affect the rights and obligations of a Hedge Counterparty under a Hedge Agreement, with the consent of the related Hedge Counterparty (which consent shall not be unreasonably withheld) and (iv) if the Rating Agency Condition is satisfied with respect to such amendment.

(e) This Agreement and the Indenture and CDO Servicing Agreement constitute the entire understanding and agreement between the parties and supersede all other prior understandings and agreements, whether written or oral, between the parties concerning this subject matter.

(f) This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

(g) Notwithstanding any other provision of this Agreement, the Collateral Manager acknowledges that the obligations of the Issuer under this Agreement will be limited recourse obligations of the Issuer payable solely from the Collateral in accordance with the payment priorities in the Indenture. Following realization of the Collateral and its application in accordance with the Indenture and the Preferred Shares Agreement, any outstanding obligations of, or claims against, the Issuer hereunder or arising in connection herewith shall be extinguished and shall not thereafter revive. None of the Issuer’s agents, partners, beneficiaries, officers, directors, employees, members, shareholders, affiliates or any of their respective successors or assigns shall be personally liable for any amount payable or performance due under this Agreement. The provisions of this Section 20(g) shall survive termination of this Agreement for any reason whatsoever.

(h) The Collateral Manager irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the federal courts located in the Southern District of New York in any action or proceeding arising out of or relating to the Notes, the Indenture or this Agreement, and the Collateral Manager irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. The Collateral Manager irrevocably waives, to the fullest extent it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Collateral Manager agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

IN WITNESS WHEREOF, the parties hereto have caused this Collateral Management Agreement to be executed by their respective authorized representatives on the day and year first above written.

CBRE REALTY FINANCE CDO 2006-1, LTD., as Issuer

By:
Name:
Title:

CBRE REALTY FINANCE MANAGEMENT, LLC, as Collateral Manager

By:
Name:
Title: